CLUBHOUSE VIDEOS, INC.
                               2005 Tree Fork Lane
                                Longwood, Florida


                                 August 26, 2003

United States Securities
and Exchange Commission
450 Fifth Street, N.W.
Mail Stop 3-5
Washington, D.C. 20549


         Re:  Clubhouse Videos, Inc./Form 10-SB

Ladies and Gentlemen:

     Clubhouse Videos, Inc. hereby respectfully requests a withdrawal of its registration statement of Form 10-SB, filed with the Commission on June 26, 2003, Commission file number 000-50324 (the "Registration Statement"), until such time as the Division completes its review of the Registration Statement.

     Should you have any questions, please contact the undersigned at (407) 304-4764. Thank you very much for your assistance.


                                            Sincerely,


                                            /s/  David Mourey
                                            ----------------------------------
                                                 David Mouery, President
                                                 and Chief Executive Officer